Exhibit 107

Calculation of Filing Fee Table

F-1

(Form Type)

RedCloud Holdings plc

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Equity	Ordinary shares, par value £0.001 per share(4)	Rule 457(o)			$86,250,000	0.0001531	$13,204.88
Equity	Representative’s Warrants(5)(6)	Rule 457(g)			–	–
Equity	Ordinary shares, par value £0.001 per share, issuable upon exercise of the Representative’s Warrants	Rule 457(o)			$4,743,750	0.0001531	$726.27
Total Offering Amounts					$90,993,750		$13,931.15
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum offering price.
(4)	Includes ordinary shares that may be issued upon exercise of a 30-day option granted to the underwriters in this offering to cover over-allotments, if any.
(5)	No fee required pursuant to Rule 457(g).
(6)	We have agreed to issue to the representative of the underwriters warrants (the “Representative’s Warrants”) to purchase up to 5.0% of the ordinary shares sold in this offering at 110% of the public offering price per share.